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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K



                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported)   September 2, 1998



                                 CHATCOM, INC.
            (Exact name of registrant as specified in its charter)



                                  CALIFORNIA
                (State or other jurisdiction of incorporation)



              0-20462                                     95-3746596
      (Commission File Number)              (I.R.S. Employer Identification No.)

      9600 TOPANGA CANYON BOULEVARD                         91311
         CHATSWORTH, CALIFORNIA                          (Zip Code)
(Address of principal executive offices)


                                (818) 709-1778
             (Registrant's telephone number, including area code)



                                NOT APPLICABLE
         (Former name or former address, if changed since last report)


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Item 5. Other Events.
        ------------

     On August 26, 1998, the Company entered into a Purchase and Sale Agreement (the "Sale Agreement") with Vermont Research Products, Inc. ("VRPI") and High View Capital ("HVC"). VRPI is a major supplier to the Company of certain products (which are resold by the Company) and is the holder of the Company's Series F Convertible Preferred Stock and Series G Convertible Preferred Stock and is also the Company's single largest trade creditor. HVC (including certain of its affiliates) is the holder of the Company's Series D Convertible Preferred Stock and the Company's convertible subordinated debt in the aggregate principal amount of $890,000. The Sale Agreement provides for the sale by the Company of its recently announced BrightStar product technology (the "New Product") to VRPI and HVC (collectively, the "Purchasers") in exchange for $400,000 in cash ($200,000 of which was advanced to the Company by VRPI through July 7, 1998 and the remaining $200,000 was received by the Company on September 2, 1998), the cancellation of all outstanding loans and convertible notes made to the Company by the Purchasers or their affiliates including accrued interest (approximately $966,000 at August 26, 1998), the cancellation of all trade debt owing by the Company to the Purchasers (approximately $391,000 at August 26, 1998), the return of certain equipment by the Company to VRPI in the amount of approximately $289,000, the cancellation of all shares of preferred stock (and accrued dividends thereon) owned by the Purchasers or any of their affiliates (approximately $4.0 million in stated value at August 26, 1998) and the cancellation of all warrants held by the Purchasers or their affiliates to purchase shares of the Company's Common Stock (835,000 shares). The Sale Agreement included certain other conditions, which included the Company's receipt of a minimum of $300,000 from ALCO Financial Services LLC under a line of credit (which was effected on September 2, 1998) and the execution of a license agreement under which the Purchaser would grant the Company an exclusive license to the New Product (the "License Agreement"). The License Agreement provides for royalty payments to be made by the Company to the Purchasers in the amount of 5% of the sales price of New Products sold by the Company. In the event of any sale or merger of the Company or the licensing by the Company of the New Product to a third party, the Company may elect to buy-back the New Product from the Purchasers for $1, provided the sale or merger or licensing arrangement generates at least $8 million in aggregate proceeds to the Company. In such an event, the Company would be required to distribute the proceeds from such a transaction on the following incremental basis: up to $1 million, 75% to Purchasers, 25% to the Company; $1,000,000 to $5,999,999, 48.5% to Purchasers, 51.5% to the Company; $6,000,000 to $7,999,999, 68% to Purchasers, 32% to the
Company; $8,000,000 to $9,999,999, 60% to Purchasers, 40% to the Company; $10,000,000 to $12,999,999, 21% to Purchasers, 79% to the Company; $13,000,000
to $16,000,000, 7.5% to Purchasers, 92.5% to the Company; over $16,000,000, 100%
to the Company. In the event the Company enters into a sale, merger or licensing agreement that generates less than $8 million in aggregate proceeds to the Company, the license granted to the Company under the License Agreement would convert to a non-exclusive license. The Purchasers have the right to rescind the Sale Agreement and License Agreement for a period of one year (until September 2, 1999).

Item 7. Exhibits.
        ---------

    (a) Financial statements of businesses acquired.

        Not applicable



                                      2.
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    (b) Pro forma financial information.

        Not applicable

    (c) Exhibits.

        10.1 Purchase and Sale Agreement between the Company and Vermont Research Products, Inc. and High View Capital dated
             August 26, 1998.



                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CHATCOM, INC.



Date:  September 11, 1998                By /s/ E. CAREY WALTERS
                                            ----------------------------------
                                            E. Carey Walters
                                            Chief Executive Officer



                                      3.